Exhibit 10.53

HYATT INTERNATIONAL CORPORATION

Restricted Deferred Incentive Compensation Plan II

Effective January 1, 2004

HYATT INTERNATIONAL CORPORATION

Restricted Deferred Incentive Compensation Plan II

(RDICP II)

Section 1

General

1.1. History, Purpose and Effective Date. Hyatt International Corporation (“HIC”), a Delaware corporation, has established and maintains the HIC Restricted Deferred Incentive Compensation Plan II (the “Plan”) to reward key management employees of the Employers (as defined in subsection 1.2) with additional retirement income for their superior performance. The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, or be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is effective as of January 1, 2004.

1.2. The Employers and Their Affiliates. HIC and any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with HIC, which, with the written approval of HIC, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer.” The term “Affiliate” means any entity which is under common control with an Employer, managed by an Employer, or otherwise affiliated with an Employer in providing goods or services to third parties and which is designated as an “Affiliate” by the Administrator (as defined in subsection 1.3).

1.3. Plan Administration. Except as otherwise specifically provided below, the authority to control and manage the operation and administration of the Plan is vested in HIC (the “Administrator”); provided, however, that duties or responsibilities of the Administrator under the Plan may be delegated by action of the president of Global Hyatt Corporation (“GHC”) to any other person or persons. The Administrator shall have the power to interpret the Plan, resolve ambiguities, adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. Any dispute arising between the Administrator and a Participant (as defined in subsection 2.1) shall be resolved by the president of GHC, and his decision will be binding on all parties. Neither the Administrator nor any person acting under the Plan shall be liable for any action or determination made in good faith with respect to the Plan.

1.4. Performance Period. The term “Performance Period” means the twelve-month period beginning on each January 1 and ending on December 31 of that year and the first Performance Period shall end on December 31, 2004.

1.5. Notices. Any notice or document required to be given or filed with the Administrator shall be considered given or filed if delivered to the Administrator or mailed by certified mail, postage prepaid, to the Administrator in care of HIC at its principal executive offices.

1.6. Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Illinois.

1.7. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 2

Participation

2.1. Participation. Except as otherwise provided by an applicable employment agreement or other terms of employment, an employee of an Employer shall be a “Participant” for any Performance Period for which he is designated as a Participant by the Administrator and approved by the president of GHC, provided that he has been employed for all or a portion of such Performance Period.

2.2. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and designation as a Participant for any Performance Period will not give any employee the right to be retained in the employ of an Employer or the right to continue to be designated as a Participant.

Section 3

Allocation

3.1. Awards. The term “Award” means the amount credited to a Participant’s Account (as defined in subsection 4.2) for any Performance Period. For a Participant’s initial Performance Period, the Administrator will recommend to the president of GHC the size of the Award to be credited to such Participant’s Account. Following receipt of such recommendation, the president of GHC will determine the size of the Award to be credited to the Participant’s Account for his initial Performance Period. Following the end of each Performance Period after a Participant’s initial Performance Period, an amount equal to the initial Award will be credited to the Participant’s Account as of the last day of such Performance Period until the Participant’s Retirement (as defined in subsection 4.3), resignation or other separation from service, or until modified or ceased by the Administrator with the approval of the president of GHC.

3.2. Discretionary Awards. In lieu of an Award or in addition to an Award for any Performance Period, the Administrator may, in its sole and absolute discretion, credit a “Discretionary Award” to any Participant, in any amount that the Administrator determines, as approved by the president of GHC.

Section 4

Payment of Awards

4.1. Source of Benefits. The Plan is intended to be an unfunded, deferred compensation plan for a select group of management or highly compensated employees. Any amount payable to or on account of a Participant under the Plan shall be paid from the general assets of the Participant’s Employer. All rights of a Participant created under the Plan shall constitute only unsecured contractual rights and each Participant shall be a general creditor of his Employer with respect to such rights.

4.2. Plan Accounting. The Administrator shall maintain a bookkeeping “Account” with respect to each Participant reflecting the amount of all Awards credited to the Participant under the Plan, together with interest earned on such Account. The Administrator shall credit a Participant’s Account as of each December 31 with interest, based on the value of such Participant’s Account as of the immediately preceding December 31, at an effective annual rate equal to the 20-Year Treasury Rate plus 100 basis points. For the purpose of this subsection 4.2, the 20-Year

Treasury Rate shall be the average annual rate for 20-year Treasury securities, constant maturity, as published in the Federal Reserve Statistical Release H15 for the calendar year prior to the year in which the December 3l interest credit is made. In the event that 20-year Treasury securities are no longer issued or the information set forth in the preceding sentence is no longer readily available, the Administrator, in its sole discretion, shall have the right to use another type of Treasury security to determine the interest to be credited to Participants’ Accounts.

4.3. Retirement. A Participant is eligible for a benefit under the Plan if he retires after he both attains age 55 and completes five years of participation in the Plan (“Retirement Date”). A Participant shall be credited with a year of participation for each twelve-month period during which he was both employed by an Employer or its Affiliate and a Participant in the Plan. Except as described below, if a Participant retires from the employ of the Employers and their Affiliates after his Retirement Date, payment of the Participant’s Account balance shall be made in accordance with the following schedule:

Age at Retirement	Years of Participation	Percentage of Account Balance Payable Upon Retirement
55	5 or more	50%
56	6 or more	60%
57	7 or more	70%
58	8 or more	80%
59	9 or more	90%
60 or older	10 or more	100%

If a Participant does not have the required number of years of participation for his age at his Retirement Date but has completed at least five years of participation, then, in lieu of the percentage indicated in the foregoing schedule, the Participant shall be entitled to that percentage of his Account balance which is equal to 10% multiplied by the number of whole years of participation in the Plan (such product not to exceed 100%). Notwithstanding the foregoing, if approved by the president of GHC, the Administrator has the discretion to pay 100% of a Participant’s Account balance to a Participant who retires after attaining age 60, even if that Participant has not completed 10 whole years of participation in the Plan.

4.4 Separation From Service for Reasons Other Than Cause. If a Participant is involuntarily terminated from the employ of the Employers and their Affiliates for reasons other than cause (as determined by the Administrator in its sole and absolute discretion), the Participant shall be entitled to receive payment of 100% of his Account balance. If a Participant resigns from the employ of the Employers and Affiliates for any reason prior to attaining age 55 or after attainment of age 55, but before completing 5 years of participation, the Participant’s entire Account balance under the Plan shall be immediately forfeited.

4.5. Separation From Service for Cause. Notwithstanding the foregoing provisions of subsections 4.3 and 4.4, if a Participant’s employment is terminated for cause (as determined by the Administrator in its sole and absolute discretion), the Participant’s entire Account balance under the Plan shall be immediately forfeited. For purposes of this Plan, “Cause” means (a) the willful failure by the Participant to perform his duties hereunder, as reasonably requested by the

President of GHC as documented in writing to the Participant, (b) the willful failure by the Participant to observe material Company policies and/or material policies of affiliates of the Company generally applicable to executives of the Company and/or its affiliates (after written notice of such failure is given to the Executive by the Company and the Participant is given a 30- day period to cure (if cure is possible) such failure), (c) gross negligence or willful misconduct by the Participant in the performance of his duties, (d) the commission by the Participant of any act of fraud, theft or financial dishonesty against the Company and/or any of its affiliates, (e) has admitted in writing to the Company, its parent company and/or ultimate parent, of his commission of, has been convicted of, or has entered a plea of guilty or nolo contendere to any felony or any criminal act involving moral turpitude, or (f) the material breach by the Participant of this Agreement, including but not limited to any material breach by the Participant of the provisions of Section 12 hereof (after the provision to the Participant of a reasonable opportunity to cure (if cure is possible) after written notice is provided by the Company). Notwithstanding the foregoing, no act or failure to act by the Participant prior to the Effective Date which act or failure to act was known by, or taken or omitted to be taken at the request or direction of, the President of GHC shall be the basis for a determination of “Cause” under this Agreement.

4.6. Death and Disability. In the event of a Participant’s death while employed with any of the Employers or their Affiliates, 100% of the Participant’s Account balance shall be payable in a lump sum as soon as practicable after such date of death. Amounts payable on account of a Participant’s death shall be payable to the beneficiary or beneficiaries designated by the Participant in writing and filed with the Administrator, or if no such beneficiary has been designated, to the Participant’s estate. In the event of a Participant’s Disability (as defined below), payment of 100% of the Participant’s Account balance shall commence as soon as practicable following such Disability, in accordance with the provisions of subsection 4.7. A Participant is considered to have a “Disability” if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of an Employer or an Affiliate.

4.7. Form of Payment. Except as otherwise elected by the Participant in accordance with this subsection 4.7, the Participant shall receive a distribution of all benefits payable under the Plan in the form of a lump sum as soon as practicable following the earliest of his Retirement, Disability or involuntary separation from service. Notwithstanding the foregoing, prior to December 31, 2005 (or within 30 days after commencement of participation in the Plan, if later), a Participant may elect to receive a distribution of all benefits payable under the Plan in the form of substantially equal annual installments over such number of years as is elected by the Participant, commencing as soon as practicable following the earliest of his Retirement, Disability or involuntary separation from service; provided, however, that all annual installments must be paid by the date the Participant attains age 60. In the event of a Participant’s death prior to his receipt of all benefits payable under the Plan, the remaining benefits shall be payable in the form of a lump sum to the beneficiary or beneficiaries designated by the Participant in writing and filed with the Administrator, or if no such beneficiary has been designated, to the Participant’s estate.

4.8. Tax Withholding, Reporting and Obligation. The Administrator may withhold from any distribution under the Plan and from any Account balance such income, employment or other taxes and any other amounts as required by applicable law. The Administrator will report amounts credited under the Plan, the amounts of distributions under the Plan and the amounts of taxes withheld on the appropriate form(s). The Participant is responsible for all taxes associated with his benefits under the Plan.

4.9. Nonalienation. Amounts payable with respect to any Participant under the Plan shall, upon the termination of the Participant from the employ of all Employers, be subject to the claims of, and may be assigned to, such Employer. Subject to the preceding sentence, any amount payable to any person under the Plan may not be voluntarily or involuntarily assigned or alienated.

4.10. Forfeitures. Forfeitures under this Section 4 shall reduce the amount otherwise payable by the Employer and shall not be reallocated to other Participants.

Section 5

Amendment or Termination

5.1. Amendments and Termination. Subject to the provisions of subsection 5.2, and based on the recommendations of the president of GHC, the Board of Directors of HIC may amend, modify or terminate the Plan at any time, provided that no amendment shall reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and Affiliates on the day of the amendment. If the Plan is terminated after December 31, 2005, payment of benefits under the Plan shall not be accelerated solely due to such termination of the Plan, except if such acceleration would be permitted without any adverse tax consequences.

5.2. Participation Rights. No action under this Section 5 shall, without consent of the affected Participant (or in the event of his death, his beneficiary), adversely affect the rights of the Participant or beneficiary with respect to any amount which was credited to his Account under the Plan prior to the date of such action.

5.3. Successors. The obligations of the Employers under the Plan shall be binding upon any assignee or successor in interest thereto. No Employer shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangement for the payment of any amounts payable under the Plan.

Executed as of the date first above written.

HYATT INTERNATIONAL CORPORATION

/s/ Douglas G. Geoga
Douglas G. Geoga, Director